Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST DECLARES
MONTHLY CASH DISTRIBUTION FOR MAY

     Dallas, Texas, May 5, 2004 — Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE — SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.24520 per unit, payable on May 28, 2004, to unit holders of record on May 17, 2004.

     Due to the timing of the end of the month of April, approximately $32,000 of revenue received will be posted in the following month of May in addition to normal receipts during May.

     This distribution reflects primarily the oil production for February 2004 and the gas production for January 2004. Preliminary production volumes are approximately 43,000 barrels of oil and 571,000 mcf of gas.

     Effective March 15, 2004, Mellon Investor Services, transfer agent for Sabine Royalty Trust, opened a new toll free number dedicated to Sabine Royalty Trust, to provide account service assistance for registered unit holders of the Trust. That toll free number is 800-874-2086.

     The 2003 Annual Report/10-K and tax information for 2003 are now available. For those reports and more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 800.365.6541